Exhibit 10.1

This Fourth Amendment to the Amended and Restated Management Agreement (“Fourth Amendment”) is dated as of March 16, 2012 and is by and among Resource Capital Corp., a Maryland corporation (the “Company”), Resource Capital Manager, Inc., a Delaware corporation (“Manager”) and Resource America, Inc., a Delaware corporation (“Resource America”).

WHEREAS, the Company, the Manager and Resource America are parties to that certain Amended and Restated Management dated as of June 30, 2008, as subsequently amended (the “Management Agreement”) and desire to further amend the Management Agreement on the terms and conditions set forth in this Fourth Amendment.

NOW THEREFORE, in consideration of the mutual agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Amendment to Section 3(a).  Section 3(a) of the Management Agreement is hereby replaced to read in its entirety as follows:

“The Manager will provide the Company with a management team, including a Chief Executive Officer and President, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, the members of which team shall devote such of their time to the management of the Company as may be reasonably necessary and appropriate, commensurate with the level of activity of the Company from time to time.  The Manager shall also provide the Company with a Chief Financial Officer who shall be fully dedicated to the operations of the Company, a sufficient amount of additional accounting professionals (which amount shall be reviewed and approved by the Board), and a director of investor relations who shall be fifty percent (50%) dedicated to the operations of the Company.”

2.  Amendment to Section 9.  The second to last paragraph of Section 9 of the Agreement, immediately following Section 9(s), is hereby replaced to read in its entirety as follows:

“Without regard to the amount of compensation received under this Agreement by the Manager, the Manager shall bear the expense of the wages, salaries and benefits of the Manager's officers and employees, with the exception that the Company shall bear the expense of the dedicated personnel described in the final sentence of Section 3(a) hereof, in proportion to such personnel’s percentage of time dedicated to the operations of the Company.”

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed and effective as of the date first written above.

Resource Capital Corp.	Resource Capital Manager, Inc.

By: /s/ David J. Bryant	By: /s/ Michael S. Yecies
Name: David J. Bryant	Name: Michael S. Yecies
Title: SVP & CFO	Title: SVP, CLO & Secretary

Resource America, Inc.

By: /s/ Jeffrey F. Brotman
Name: Jeffrey F. Brotman
Title: EVP